Exhibit 99.1

Priceline.com Incorporated Announces Redemption of

2006 1.00% Convertible Senior Notes due August 1, 2010

NORWALK—(BUSINESS WIRE), August 6, 2008 — Priceline.com Incorporated (Nasdaq:PCLN) announced that on September 12, 2008, it will redeem all of its outstanding 2006 1.00% Convertible Senior Notes due August 1, 2010 (“Notes”) (CUSIP number 741503AJ5*).

The Notes will be redeemed on September 12, 2008 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest from August 1, 2008 through September 11, 2008.

The right to convert the Notes into common stock of the Company, at a rate of 25.0000 shares per $1,000 principal amount of Notes, will expire at the close of business on September 11, 2008. Securities may be surrendered for conversion by delivering such Securities to the office of American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Attention: Corporate Trust Administration, priceline.com Incorporated, 2006 1.00% Convertible Senior Notes due August 1, 2010.

Securities to be surrendered for redemption are to be delivered to the office of American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Attention: Corporate Trust Administration, priceline.com Incorporated, 2006 1.00% Convertible Senior Notes due August 1, 2010.

Copies of the notice of redemption may be obtained from American Stock Transfer & Trust Company, the trustee and paying agent for the Notes, by calling Paula Caroppoli, Vice President, at 718-921-8275.

*                 The CUSIP number is included solely for the convenience of the Holders of the Notes.  Neither priceline.com Incorporated nor American Stock Transfer & Trust Company shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on the Notes or on any redemption notice.

About Priceline.com Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 21 languages in over 60 countries in Europe, North America, Asia, the Middle East and Africa. Priceline.com operates Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 65 countries in 18 languages and offers its customers access to over 52,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

For press information:  Brian Ek 203-299-8167  brian.ek@priceline.com.